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                                                                    EXHIBIT 99.2


Company Press Release


                       CORRECTIONS CORPORATION OF AMERICA
                       CONTRACTS WITH BOP FOR 3,316 BEDS


        NASHVILLE, Tenn., June 12 /PRNewswire/ -- Prison Realty Trust, Inc. (NYSE: PZN) announced today that its primary tenant Corrections Corporation of America has contracted with the Federal Bureau of Prisons (FBOP) to house 3,316 federal detainees at the company's California City, California and Cibola, New Mexico facilities.

        The three-year contracts, which also provide for seven, one-year renewal options, include a 95 percent guaranteed occupancy rate. Revenues for the contracts are expected to begin early in the fourth quarter of 2000.

        Revenues for the management contract of the California facility for the three-year initial period and seven option years are expected to total approximately $530 million, not including award fees. Revenues for the management contract of the Cibola County facility for the three-year initial period and seven option years are expected to total approximately $230 million, not including award fees. In addition, the facilities are eligible to receive a bonus of up to 5 percent of annual revenues for superior performance.

        "These contract awards are welcome news for the company as they represent two of the largest contract awards in CCA's history," said Prison Realty Trust Chairman Thomas W. Beasley. "We're especially pleased that all of the beds we submitted for consideration by the FBOP were selected. We also are proud to have the opportunity to work in partnership with the FBOP in their efforts to address the growing number of criminal illegal aliens in their system."

        The contract awards were made as part of the FBOP's recent procurement process to add up to 7,500 beds to its system in the southwestern part of the U.S., specifically Arizona, California and New Mexico.

        CCA's California City Correctional Center is a 2,304-bed secure institution, and the Cibola County Correctional Center in Milan, New Mexico is a 1,012-bed secure facility.

        Prison Realty's business is the development and ownership of correctional and detention facilities. Headquartered in Nashville, Tenn., the company provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty currently owns or is in the process of developing 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom.

        The companies doing business as Corrections Corporation of America provide detention and corrections services to governmental agencies. The company is the industry leader in private sector corrections with approximately 69,000 beds in 77 facilities under contract or under development in the United States, Puerto Rico, Australia and the United Kingdom. CCA's full range of services includes design, construction, renovation and management of new or existing jails and prisons, as well as long-distance inmate transportation services.
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        This news release contains forward-looking statements within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21
(e) of the Security Exchange Act of 1934, as amended. Actual results could differ materially from those set forth in the forward-looking statements.

Institutional Investor Contact: Alex Singal (615)263-3005
Retail Investor Contact: Kerry Reitz (615)263-0200
Media Contact: Susan Hart (615)263-3104

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